Exhibit 99.2

BLACKHAWK NETWORK HOLDINGS, INC. ANNOUNCES EFFECTIVE DATE
OF MAKE-WHOLE FUNDAMENTAL CHANGE RELATING
TO ITS 1.50% CONVERTIBLE SENIOR NOTES DUE 2022

PLEASANTON, Calif. (June 15, 2018) – Blackhawk Network Holdings, Inc. (the “Company”) announced today that, in connection with the closing of the transactions contemplated by the Agreement and Plan of Merger, dated as of January 15, 2018 (the “Merger Agreement”), by and among the Company, BHN Merger Sub, Inc. and BHN Holdings, Inc., the Company delivered a Notice of Fundamental Change Repurchase Right, Conversion Rate Adjustment, Reference Property after Merger Event, Conversion Rights and Execution of Supplemental Indenture (the “Notice”) to holders of its 1.50% Convertible Senior Notes due 2022 (the “Notes”), pursuant to the Indenture, dated as of July 27, 2016 (the “Indenture”), by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), notifying holders that the Effective Date (as defined in the Indenture) of a Fundamental Change (as defined in the Indenture) occurred on June 15, 2018.

Holders of Notes are entitled to an increase in the Conversion Rate as a result of the Fundamental Change if they convert their Notes in connection with the Fundamental Change. Accordingly, as more fully described in the notice to holders, pursuant to the First Supplemental Indenture, dated as of June 15, 2018, by and between the Company and the Trustee, to the Indenture, holders that elect to convert their Notes in accordance with the Indenture at any time from and including June 15, 2018 until and including July 3, 2018, which is the business day immediately preceding the Fundamental Change Repurchase Date of July 5, 2018 (the “Make-Whole Conversion Period”), will receive an amount of cash equal to $1,117.96 per $1,000 principal amount of Convertible Notes based on a Conversion Rate of 24.7064, after giving effect to the increase in the Conversion Rate as a result of the Fundamental Change.  Holders that elect to convert their Notes in accordance with the Indenture, other than during the Make-Whole Conversion Period will receive $908.05 per $1,000 principal amount of Notes based on a Conversion Rate of 20.0673.  Holders who wish to convert their Notes must satisfy the requirements set forth in the Indenture. Since all Notes are Global Notes, they must be submitted for conversion through the facilities of The Depository Trust Company and comply with its procedures.

The conversion value of the Notes, as described above, is fixed as of the Effective Date and is not subject to further adjustment.

Holders of Notes should read carefully the Notice (available at https://blackhawknetwork.com/convertible-note/) regarding their conversion rights in connection with the Fundamental Change and the rights of holders to require the Company to repurchase their Notes in connection with their Fundamental Change repurchase right, as it contains important information as to the procedures and timing for the exercise of such rights.

The Trustee under the Indenture is The Bank of New York Mellon Trust Company, N.A. For questions or assistance related to converting the Notes or tendering them for repurchase, contact The Bank of New York Mellon Trust Company, N.A., Corporate Trust Operations – Reorganization Unit at (315) 414-3362. All other questions may be directed to Brian Joyce at (925) 738-7205 at the Company.

About Blackhawk Network Holdings, Inc.

Blackhawk Network Holdings, Inc. is a global financial technology company and a leader in connecting brands and people through branded value solutions. Blackhawk platforms and solutions enable the management of stored value products, promotions and incentive programs in retail, ecommerce, financial services and mobile wallets. Blackhawk’s Hawk Commerce division offers technology solutions to businesses and direct to consumers. The Hawk Incentives division offers enterprise, SMB and reseller partners an array of platforms and branded value products to incent and reward consumers, employees and sales channels. Headquartered in Pleasanton, Calif., Blackhawk operates in the United States and 25 other countries. For more information, please visit blackhawknetwork.com, hawkcommerce.com, hawkincentives.com or our product websites giftcards.com, giftcardmall.com, cardpool.com, giftcardlab.com,omnicard.com and cashstar.com.

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